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                       ----------------------------
                               Certificate of
                                 Amendment
                         (PURSUANT TO NRS 78.385
                                and 78.390
                       ----------------------------
                                                                     Exhibit 3.3
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           CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                       FOR NEVADA PROFIT CORPORATION
       (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK
                          - REMIT IN DUPLICATE -


1. Name of Corporation:        iExalt, Inc.

2. The articles have been amended as follows (provided article numbers, if available):

The total number of shares of stock that the Corporation shall have authority to issue is 120,000,000, consisting of 100,000,000 shares of common stock, par value $.05 per share ("Common Stock") and 20,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock")

Shares of Preferred Stock of the corporation may be issued from time-to-time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time-to-time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of
incorporation have voted in favor of the amendment is:       656,979

4.  Officer Signature (Required):


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
    /s/ Donald W. Sapaugh                    /s/ Chris L. Sisk
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Printed Name: Donald W. Sapaugh, CEO     Printed Name: Chris L. Sisk, Asst. Secretary

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*If any proposed amendment would alter any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.